Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts"  in the Registration Statements on Form F-3 and related Prospectus of Compugen Ltd. for the registration of its securities and to the incorporation by reference therein of our report dated February 24, 2020, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of Compugen Ltd.’s internal control over financial reporting, included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

July 30, 2020	/S/ KOST FORER GABBAY & KASIERER

Tel-Aviv, Israel	A Member of Ernst & Young Global